Exhibit 99.2

The Cutrale-Safra Groups Complete Acquisition of Chiquita

Committed To Long-Term Enhancement of Chiquita as Strong Global Agribusiness Leader

Vision for Chiquita Outlined: Commitment to Excellence in Customer Service, Organizational Simplicity and Efficiency in Business

CHARLOTTE, N.C., - (January 6, 2015) – Chiquita Brands International, Inc. (“Chiquita”) and the Cutrale and Safra Groups (“Cutrale-Safra”) today announced the completion of the transactions under which Cutrale-Safra has acquired Chiquita via its affiliate, Cavendish Acquisition Corporation.

After the previously announced completion of the tender offer pursuant to which Cutrale-Safra, through Cavendish Acquisition Corporation and together with the exercise of a top-up option, acquired more than 90% of the outstanding shares of common stock of Chiquita, Cutrale-Safra consummated a “short-form” merger under the New Jersey Business Corporation Act in which all remaining shares of Chiquita common stock not tendered into the offer were cancelled and converted into the right to receive $14.50 per share to the seller in cash, without interest and subject to any required withholding of taxes. Shares of Chiquita common stock will no longer be listed on the New York Stock Exchange.

“We look forward to working with Chiquita to build the premier and most sustainable fresh produce platform in the industry,” said Cutrale-Safra. “The expertise of the Cutrale Group, one of the world’s most highly regarded agribusiness and juice companies, and the extensive global relationships of the Safra Group will be important strategic differentiators for Chiquita. We are confident this combination will benefit customers and consumers of the Chiquita and Fresh Express brands around the world. We will focus with Chiquita on strengthening its businesses and brands, including Chiquita bananas and Fresh Express salads and snacks, and enable further success in this very competitive environment through investments in the brands and operations. We bring to Chiquita a history of successful investment in the agribusiness sector; a commitment to providing customers the highest quality products and best service levels, and a focus on delivering healthy products to consumers around the world.”

Chiquita will continue its ongoing strategic objective of refocusing the business on its core brands and strengths, while maintaining excellence in its customer relationships. As a result of this refocus and with Chiquita no longer a publicly owned company, Brian Kocher, Chief Operating Officer of Chiquita, has assumed the position of interim Chief Executive Officer, succeeding Ed Lonergan. Rick Frier, Executive Vice President and Chief Financial Officer, will as well be exiting. Cutrale-Safra express their appreciation to Mr. Lonergan and Mr. Frier for their leadership of Chiquita and wish them well in their next endeavors. Mr. Lonergan stated, “We are proud of the success of Chiquita’s ‘return to the core’ strategic plan, thank Cutrale-Safra for their support in this transition, and wish them long term success with this great company and team.”

About Cutrale Group

The Cutrale Group refers to the global agribusiness operations that collectively make up one of the world’s most highly regarded agribusiness and juice companies in the world, and one of the world’s leading orange juice processors for frozen concentrated orange juice and not-from-concentrate fresh juices. The global business operations include oranges, apples, peaches, lemons and soybeans. The operations have a vast network and knowhow of farms, processing, technology, sourcing, distribution, logistics, marketing and trading of agriculture products.

About Safra Group

The Safra Group, with total assets under management of over $200 billion and aggregate stockholders equity of over $15.3 billion, is controlled by Joseph Safra. The Group consists of privately owned banks under the Safra name and investment holdings in asset based business sectors such as real estate and agribusiness. The Group’s banking interests, which have over 150 locations globally, are: J. Safra Sarasin, headquartered in Basel, Switzerland; Banco Safra, headquartered in Sao Paulo, Brazil; and Safra National Bank of New York headquartered in New York City, all independent from one another from a consolidated supervision standpoint. The Group’s real estate holdings consist of more than 100 premier commercial, residential, retail and farmland properties worldwide, such as New York City’s 660 Madison Avenue office complex and London’s iconic Gherkin Building. Its investments in other sectors include, among others, agribusiness holdings in Brazil and Chiquita Brands International, Inc. With deep relationships in markets worldwide, the Safra Group is able to greatly enhance the value of businesses which are part of the Group. There are more than 27,000 employees associated with The Safra Group.

Media Contacts:

For Chiquita and Cutrale Group:

Jeremy Fielding / Stef Goodsell

Kekst and Company

(212) 521-4858/4878

jeremy-fielding@kekst.com/stef-goodsell@kekst.com

For Safra Group:

Robert Siegfried

Kekst and Company

(212) 521-4832

robert-siegfried@kekst.com